Exhibit 99.1

American States Water Company Announces Second Quarter 2017 Results

SAN DIMAS, Calif.--(BUSINESS WIRE)--August 2, 2017--American States Water Company (NYSE: AWR) today reported basic and fully diluted earnings per share of $0.62 for the quarter ended June 30, 2017, as compared to basic and fully diluted earnings per share of $0.46 and $0.45, respectively, for the quarter ended June 30, 2016.

Second Quarter 2017 Results

The table below sets forth a comparison of the second quarter diluted earnings per share by business segment, as reported:

	Diluted Earnings per Share
	Three Months Ended
	6/30/2017	6/30/2016	CHANGE
Water	$0.48	$0.36	$0.12
Electric	0.02	0.01	0.01
Contracted services	0.12	0.07	0.05
AWR (parent)	—	0.01	(0.01)
Consolidated diluted earnings per share, as reported	$0.62	$0.45	$0.17

Water Segment:

For the three months ended June 30, 2017, diluted earnings per share from the water segment increased by $0.12 to $0.48 per share as compared to the same period in 2016 due, in large part, to the recognition of a pretax gain of $8.3 million, or $0.13 per share, on the sale of Golden State Water Company’s (“GSWC’s”) Ojai water system. Partially offsetting the effect of this gain on the quarter over quarter comparison was a decrease in the water gross margin of $1.8 million, or $0.03 per share, that was not reflected in the results for the three months ended June 30, 2016 due to the delay by the California Public Utilities Commission (“CPUC”) in issuing a decision on the water general rate case. The water gross margin recorded through June 30, 2016 reflected GSWC's stipulated position in the then pending water general rate case, which assumed the CPUC would adopt GSWC’s positions in their entirety. When the decision was issued in December 2016 with new rates retroactive to January 1, 2016, a cumulative downward adjustment of $5.2 million to the water gross margin was recorded in the fourth quarter of 2016 related to the first three quarters of 2016. Approximately $1.8 million of this amount would have lowered the water gross margin in the second quarter of 2016 had the CPUC decision been issued on time.

Furthermore, surcharges were implemented in April 2017 to recover previously incurred costs approved by the CPUC as part of the final decision on the water general rate case issued in March 2017. An increase in revenues and water gross margin totaling $1.3 million from these surcharges was offset by a corresponding increase in operating expenses (primarily administrative and general) resulting in no impact to earnings for the three months ended June 30, 2017.

Excluding the impact of the items discussed above, diluted earnings from the water segment for the quarter increased by $0.02 per share as compared to the same period in 2016 due primarily to (i) an overall decrease in operating expenses (excluding supply costs) resulting mainly from lower legal fees and other outside services costs related to condemnation matters as compared to the same period in 2016, and (ii) an increase in interest and other income due to amounts collected on certain outstanding balances from developers owed to GSWC, and higher gains recorded on investments as compared to 2016.

Electric Segment:

For the three months ended June 30, 2017, diluted earnings from the electric segment increased $0.01 per share as compared to the same period in 2016 due primarily to lower consulting and outside service costs, as well as a lower effective income tax rate for the electric segment.

Contracted Services Segment:

For the three months ended June 30, 2017, diluted earnings per share from the contracted services segment increased by $0.05 to $0.12 per share as compared to the same period in 2016. In June of 2017, the U.S. government approved the third price redetermination for Fort Bragg in North Carolina, retroactive to March 2016. As a result of this approval, during the second quarter of 2017 American States Utility Services, Inc. (“ASUS”) recorded $1.6 million, or $0.03 per share, in additional management fee revenue. Of this amount, approximately $1.3 million, or $0.02 per share, related to periods prior to the second quarter of 2017. There was also an increase in management fee revenue due to the successful resolution of other price adjustments and asset transfers during 2016 and 2017 and the revenue generated from Eglin Air Force Base (“Eglin”) in Florida since assuming the operation of the water and wastewater systems on June 15, 2017, as well as improved earnings driven by construction cost efficiencies. These increases in earnings were partially offset by higher operations and maintenance costs mostly due to transition activities and a joint inventory study conducted at Eglin. In accordance with the 50-year contract with the U.S. government, ASUS received revenues to help cover some of the costs of the transition activities at Eglin.

AWR (parent):

Diluted earnings from AWR (parent) decreased $0.01 per share due primarily to a gain on investment realized in 2016. There was no similar item in 2017.

Year-to-Date 2017 Results

Basic and fully diluted earnings per share were $0.96 per share for the six months ended June 30, 2017 as compared to basic and fully diluted earnings per share of $0.73 per share for the same period in 2016. The table below sets forth a comparison of the year-to-date diluted earnings per share by business segment, as reported:

	Diluted Earnings per Share
	Six Months Ended
	6/30/2017	6/30/2016	CHANGE
Water	$0.73	$0.58	$0.15
Electric	0.06	0.04	0.02
Contracted services	0.16	0.10	0.06
AWR (parent)	0.01	0.01	—
Consolidated diluted earnings per share, as reported	$0.96	$0.73	$0.23

Water Segment:

For the six months ended June 30, 2017, diluted earnings per share from the water segment increased by $0.15 to $0.73 per share as compared to the same period in 2016 due, in large part, to the $0.13 per share gain on the sale of GSWC's Ojai water system. Furthermore, the following two items related to other periods impacted the comparability of the six months ended June 30, 2017 and 2016, which when netted, negatively impacted the reported results through June 30, 2017 compared to 2016 by approximately $1.7 million, or $0.03 per share:

  A decrease in the water gross margin of $3.2 million was not reflected in the results for the six months ended June 30, 2016 due to the delay by the CPUC in issuing a decision on the water general rate case. When the decision was issued in December 2016 with new rates retroactive to January 1, 2016, a cumulative downward adjustment of $5.2 million to the water gross margin was recorded in the fourth quarter of 2016 related to the first three quarters of 2016. Approximately $3.2 million of this amount, or $0.05 per share, would have lowered the water gross margin in the first half of 2016 had the CPUC decision been issued on time.
  In February 2017, the CPUC approved recovery of incremental drought-related items, which were previously expensed related to California's drought state of emergency. As a result of this approval, GSWC recorded a regulatory asset and a corresponding increase to pretax earnings of $1.5 million, of which $1.2 million was recorded as a reduction to operation-related expenses and approximately $260,000 of which was recorded as additional revenue.

Excluding the impact of the items discussed above and the increase in billed surcharges which have no impact to earnings, diluted earnings from the water segment for the six months ended June 30, 2017 increased by $0.05 per share as compared to the same period in 2016 due to the following items:

  An overall increase in the water gross margin of approximately $0.01 per share due primarily to the CPUC-approved second-year rate increases effective January 1, 2017, partially offset by (i) the recognition in June 2016 of revenue related to the Water Revenue Adjustment Mechanism, which had previously been deferred in 2015, as compared to amounts recognized in 2017 and, (ii) the cessation of Ojai operations in June 2017.
  A decrease in operating expenses (excluding supply costs) of $2.0 million, or $0.03 per share, due mostly to lower legal fees and other outside services costs related to condemnation matters, as well as lower maintenance costs.
  An increase in interest and other income of $817,000, or $0.01 per share, due to amounts collected from developers on certain outstanding balances owed to GSWC and higher gains recorded on investments as compared to 2016.

Electric Segment:

For the six months ended June 30, 2017, diluted earnings from the electric segment were $0.06 per share as compared to $0.04 per share for the same period in 2016. Operating expenses (other than supply costs) decreased by $1.3 million primarily due to additional costs incurred in 2016 in response to power outages caused by severe winter storms experienced in January 2016, lower regulatory costs, and lower costs associated with the solar power program approved by the CPUC. There was also a decrease in the effective income tax rate for the electric segment that contributed to the favorable variance.

Contracted Services Segment:

For the six months ended June 30, 2017, diluted earnings per share from the contracted services segment increased by $0.06 to $0.16 per share as compared to the same period in 2016. There was an increase in construction activity as well as an increase in management fees from the successful resolution of price adjustments and asset transfers received during 2016 and 2017, including $1.6 million in additional management fees resulting from the approval of the third price redetermination at Fort Bragg. Of this amount, approximately $1.0 million, or $0.02 per share, related to periods prior to 2017. There was also an increase in management fees and construction revenues generated from the operations at Eglin, which began in June 2017. These increases were partially offset by higher operation costs due, in part, to transition activities and the joint inventory study conducted at Eglin. In accordance with the 50-year contract with the U.S. government, ASUS received revenues to help cover some of the costs of the transition in operations of Eglin. There were also increases in outside services costs related to business development, compliance and security analysis, and labor and training activities.

Regulated Utilities

Gain on Sale of Assets:

On April 12, 2017, the Board of Directors of Casitas Municipal Water District (“Casitas”) approved a settlement agreement with GSWC, and a group of citizens referred to as Ojai Friends of Locally Owned Water (“Ojai FLOW”), to resolve the eminent domain action and other litigation brought by Casitas and Ojai FLOW against GSWC. In accordance with the terms of the settlement agreement, on June 8, 2017 Casitas acquired the operating assets of GSWC’s 2,900-connection Ojai water system by eminent domain for $34.3 million in cash, including payments for customer receivables and regulatory assets, and Casitas and Ojai FLOW dismissed all claims against GSWC. As a result of this transaction, GSWC recorded a pretax gain of $8.3 million, or $0.13 per share, on the sale of the Ojai water system during the second quarter of 2017. The proceeds received from this transaction were used to repay a portion of GSWC’s short-term borrowings.

Rate Case Filing:

In July 2017, GSWC filed its water general rate case application. This general rate case will determine new water rates for the years 2019, 2020 and 2021. Among other things, GSWC's requested capital budgets in this application average approximately $125 million per year for the three-year rate cycle. A decision in the water general rate case is scheduled to be finalized in the fourth quarter of 2018.

Contracted Services

Eglin Air Force Base:

On June 15, 2017, ASUS assumed the operation of the water and wastewater systems at Eglin located in Florida after completing a transition period and a detailed joint inventory study, which showed more assets than were reflected in the request for proposal. The initial value of the contract is estimated at approximately $510 million over the 50-year period, subject to inventory and annual economic price adjustments.

Dividends

On August 1, 2017, AWR's Board of Directors approved a 5.4% increase in the third quarter dividend from $0.242 per share to $0.255 per share on AWR's Common Shares. Dividends on the Common Shares will be payable on September 1, 2017 to shareholders of record at the close of business on August 15, 2017. American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year for 63 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result.

Non-GAAP Financial Measures

This press release includes a discussion on the water gross margin for various periods, which is computed by subtracting total water supply costs from total water revenues. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s net income divided by the Company’s weighted average number of diluted shares. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The Company uses the water gross margin and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The Company reviews these measures regularly and compares them to historical periods and to the operating budget.

Forward-Looking Statements

Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Conference Call

The Company will host a conference call on August 3, 2017 at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) to discuss the company and its financial results. Interested parties can listen to the live conference call and view accompanying slides on the Internet at www.aswater.com by clicking the “Investors” button at the top of the page. The call will be archived on the website and available for replay beginning Thursday, August 3, 2017 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through Thursday, August 10, 2017.

About American States Water Company

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 259,000 customers located throughout 10 counties in Northern, Coastal and Southern California. The Company also distributes electricity to approximately 24,000 customers in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country under 50-year privatization contracts with the U.S. government.

American States Water Company
Consolidated

Comparative Condensed Balance Sheets	June 30,		December 31,
(in thousands)	2017		2016
	(Unaudited)
Assets
Utility Plant-Net	$1,155,203		$1,150,926
Goodwill	1,116		1,116
Other Property and Investments	21,413		20,836
Current Assets	149,536		166,875
Regulatory and Other Assets	135,385		130,740
Total Assets	$1,462,653		$1,470,493
Capitalization and Liabilities
Capitalization	$833,994		$815,278
Current Liabilities	140,454		177,944
Other Credits	488,205		477,271
Total Capitalization and Liabilities	$1,462,653		$1,470,493

Condensed Statements of Income	Three months ended		Six months ended
(in thousands, except per share amounts)	June 30,		June 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Operating Revenues
Water	$80,734	$81,058	$147,138	$147,370
Electric	7,612	7,701	18,114	18,274
Contracted services	24,849	23,195	46,753	39,837
Total operating revenues	$113,195	$111,954	$212,005	$205,481

Operating Expenses
Water purchased	$17,937	$15,835	$30,043	$29,634
Power purchased for pumping	2,157	2,132	3,754	3,764
Groundwater production assessment	4,931	3,968	8,306	6,668
Power purchased for resale	2,308	2,216	5,408	5,087
Supply cost balancing accounts	(5,293)	(2,517)	(7,042)	(5,932)
Other operation	8,172	6,917	14,332	13,883
Administrative and general	20,458	21,288	40,744	42,061
Depreciation and amortization	9,647	9,601	19,330	19,392
Maintenance	3,606	3,635	7,070	7,705
Property and other taxes	4,345	4,168	8,911	8,546
ASUS construction	11,412	12,937	22,896	21,666
Gain on sale of assets	(8,301)	-	(8,301)	-
Total operating expenses	$71,379	$80,180	$145,451	$152,474

Operating income	$41,816	$31,774	$66,554	$53,007

Other Income and Expenses
Interest expense	(5,926)	(5,603)	(11,831)	(11,226)
Interest income	620	190	879	362
Other, net	589	437	1,053	618
Total other income and expenses, net	(4,717)	(4,976)	(9,899)	(10,246)

Income Before Income Tax Expense	$37,099	$26,798	$56,655	$42,761
Income tax expense	14,307	10,056	21,162	15,869
Net Income	$22,792	$16,742	$35,493	$26,892

Weighted average shares outstanding	36,624	36,554	36,607	36,538
Basic earnings per Common Share	$0.62	$0.46	$0.96	$0.73

Weighted average diluted shares	36,825	36,752	36,799	36,730
Fully diluted earnings per Common Share	$0.62	$0.45	$0.96	$0.73

Dividends declared per Common Share	$0.242	$0.224	$0.484	$0.448

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
(909) 394-3600, ext. 707